Exhibit 99.1

ThermoEnergy Corp Reports Third Quarter 2008 Financial Results and Business Highlights

Little Rock, AK - November 21 /Businesswire-FirstCall/ -- ThermoEnergy Corporation (OTCBB:TMEN) today announces the Company’s third quarter 2008 financial results and provides a business update to shareholders.

Key Shareholder Updates and Achievements

• The MOU with Babcock Power has been extended and the Company continues to negotiate with BPI and expects to enter into a joint venture before year-end.

• The Company acquired 90.3% of the outstanding capital stock of CASTion Corporation, a Massachusetts corporation (“CASTion”) on July 2, 2007, and as a result of that transaction CASTion became a subsidiary of the Company. The Company expects to complete the acquisition of the remaining outstanding shares of CASTion prior to year-end, and CASTion will thereby become a wholly owned subsidiary of the Company.

• During the third quarter of 2008 ThermoEnergy submitted the raised engineering drawings for a larger system to the NYCDEP, and the Company anticipates receiving a contract or letter to proceed by year-end 2008. The larger system relating to the amount of centrate processed by the Company’s proprietary ARP process.

• Management believes that the Company will be successful in obtaining a long-term contract with NYCDEP. During November the Company further revised the design of the plant and now anticipates receiving a Phase One and Phase Two plant that could be considerable larger than the $25 million anticipated contract.

• CASTion industrial pipeline reached $14 million while the municipal pipeline is expected to exceed $25 million for year-end 2008.

"We remain confident in our ability to finalize our previously announced contract with New York City and thus receive $5 million from an existing committed financing agreement by year’s end. While the process has been drawn out due to multiple revisions in revenue size, and in future revenue opportunities, NYCDEP continues to be a staunch supporter of our technology as the future of waste-water treatment plants. We have received significant interest on the industrial side of our water business and believe we will see contracts in excess of $5 million before year-end 2008. CASTion continues to build the industrial pipeline of business, which now exceeds $14 million, Our pipeline consists of contracts we are 75% certain will result in an executed contrast in the next 12 months. Additionally, we continue to move closer to a finalized agreement structure with Babcock Power, Inc. relating to our TIPS process and expect to announce the final terms of the joint venture by year-end. " stated Dennis Cossey, CEO of ThermoEnergy Corporation.

Financial Results for the Third Quarter

The Company recorded total operating revenue of $326,000 and $594,000 respectively for the quarters ended September 30, 2008 and 2007. The decrease in revenue resulted in the reduced sales of CASTion offset partially by the increase in revenue from the grant for the Company’s TIPS technology.

Cost of Contract and Grant Income for the three months ended September 30th, 2008 was 395,000 compared to $383,000 in the year ago period. Gross profit of $211,000 in the third quarter 2007 decreased to a loss of $(69,000) in the third quarter 2008.

The Company had total operating expenses of $2,156,000 and $3,827,000 for the quarters ended September 30, 2008 and 2007 respectively. The decrease of approximately $1,671,000 in 2008 over 2007 was due to the CASTion acquisition and a write off of $2,734,000 of Goodwill in 2007. The non-cash charges for warrant expense increased to $839,000 for the third quarter 2008 from $83,000 in the third quarter 2007.

ThermoEnergy recognized a loss from operations of $(2.2) million for the third quarter 2008, an improvement from a loss from operations of $(3.6) million in the year ago period.

The net loss for the third quarter 2008 was $(2.6) million or $(0.05) per share based on 45.1 million shares, as compared to a net loss of $(3.4) million or $(0.10) per share based on 27.6 million shares.

Results for the Nine-Month Period

The Company recorded total operating revenue of $1.5 million and $1.7 million, respectively, for the nine months ended September 30, 2008 and 2007. The decrease in revenue resulted from the CASTion acquisition and the increase in revenue from the grant for the Company’s TIPS technology.

ThermoEnergy recognized cost of contracts of $1.53 million for the nine-month period 2008, resulting in a gross loss of $(18,000) for the same period. For the nine-month period 2007 the Company recognized costs of contract and grant income of $(1.6) million resulting in a gross profit of $95,000 for the period.

The Company had total operating expenses of $7.5 million and $5.7 million for the nine months ended September 30, 2008 and 2007, respectively. The increase of approximately $1.8 million in 2008 over 2007 was due to the CASTion acquisition and the approximately $26 million increase in expenses related to options and warrants.

The Company recognized a loss from operations of $(7.5) million for the nine month period 2008 versus a loss from operations of $(5.6) million for the nine month period 2007

The net loss of $8.3 million as of September 30, 2008 was a large increase over the net loss of $5.4 million as of September 30, 2007. The increase resulted from the acquisition of CASTion and the associated expenses related to the issuance of options and warrants.

Balance Sheet

Total assets decreased from $4.2 million on December 31, 2007 to $1.9 million on September 30, 2008. The decrease is due to losses greater than expected from the CASTion acquisition, offset somewhat by the private placement of debt the Company accomplished during 2008.

Total cash decreased from $3.2 million to $871,000, and total accounts receivable and other current assets decreased from $683,000 at December 31, 2007 to $574,000 on September 30, 2008.

Current liabilities decreased from $5.9 million on December 31, 2007 to $4.8 million on September 30, 2008 due to the reduction in accounts payable, and payment of Short Term Notes Payable.

“While we are clearly not satisfied with our quarterly financial performance, we remain confident in our ability to execute our strategy and reach a positive cash flow position in 2009. Our backlog of business continues to grow as our sales and marketing efforts generate additional highly qualified leads, creating a current municipal and industrial pipeline of more than $44 million. We believe the company is well positioned as we transition into the coming year to reach profitability, “continued Mr. Cossey.

About ThermoEnergy:

Founded in 1988, ThermoEnergy is a diversified technologies company engaged in the worldwide commercialization of patented and/or proprietary municipal and industrial wastewater treatment and power generation technologies. The economic and environmental matrix of the Company's technologies represents a significant advancement in these key infrastructure industries. The Company currently has offices in Little Rock, AR, Worcester, MA, Hudson, MA, and New York, NY. Additional information on the Company and its technologies can be found on its website at www.thermoenergy.com.

ABOUT CASTion: We are a fast growing developer and manufacturer of innovative wastewater treatment and recovery systems for industrial and municipal clients. Our systems are unique because they meet environmental regulations and provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and reusing wastewater in process operations. Our proprietary products CAST and RCAST are combined with off-the shelf technologies to provide systems that are inexpensive, easy to operate and reliable. Our wastewater treatment systems have application in aerospace, food processing, metal finishing, refineries, manufacturing and municipal wastewater. With recovery of feedstocks, avoidance of wastewater and contaminate discharge fees and the reuse of wastewater in your process our systems can deliver cost effective solutions to environmental problems. From our 20,000 square foot manufacturing facility in Worcester, Massachusetts we have the ability to assemble and ship our systems worldwide. Additional information on the Company and its technologies can be found on its website at www.castion.com.

THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD LOOKING" STATEMENTS, USUALLY CONTAINING THE WORD "BELIEVE", "ESTIMATE", "PROJECT", "EXPECT" OR SIMILAR EXPRESSIONS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS AND SERVICES IN THE MARKETPLACE, COMPETITIVE FACTORS, CHANGES IN REGULATORY ENVIRONMENTS AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES.

CONTACT:
Alliance Advisors, LLC
Bryan Kobel, Associate
(212) 398-3487
Email: bkobel@allianceadvisors.net

CASTion Corporation
David Delasanta, SVP Marketing
(800) 628-7528 x305
Email: ddelasanta@castion.com